UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities and Exchange Act of 1934


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                                SBT Bancorp, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                EXPLANATORY NOTE

On February 10, 2009, SBT Bancorp, Inc. (the "Company") made the following letter publicly available at its headquarters and banking branches and sent copies of the letter to certain of its shareholders. This letter is filed hereby to the extent it may be deemed additional soliciting materials within the meaning of the Securities Exchange Act of 1934, as amended.



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                                                               February 10, 2009

Dear Valued Shareholders and Customers of Simsbury Bank:

The worldwide financial market crisis unfolded rapidly last fall and the U.S. government's response has sometimes been confusing and often controversial. The financial market crisis has led to a deepening worldwide economic recession. Our government continues to struggle to develop effective programs to stabilize financial markets and revitalize the U.S. economy. The complexity of the crisis has already led the government to implement a variety of stabilization programs and more are planned. There appears to be no simple path to restoring a healthy financial system and stimulating the economy.

The primary causes of the financial market crisis were reckless residential mortgage lending; risky "innovative" mortgage products; the securitization of these risky mortgages and subsequent worldwide sale; and the unregulated use of derivative contracts such as "credit default swaps" that resulted in magnifying the risk. Fortunately, Simsbury Bank did not take part in such risky behavior. Many of the world's largest commercial and investment banks were responsible for the activities that led to the financial market crisis. Some have failed, or been purchased by other banks, or continue to operate with the help of government support. During the past several months, we have also learned of risk-taking, business management, and compensation excesses by executives of many of the same large financial services companies that created the financial market crisis. These insights into the culture of greed that apparently pervaded many large financial companies have created incredulity, anger, and outrage among most Americans.

This understandable reaction has tarnished the perception of some of the government's efforts to stabilize financial markets. Politicians and the news media have stoked popular emotions of outrage. There is concern that taxpayer funds will be used to support continued excesses. There is concern that those who created this crisis are being bailed out and not being held accountable for their actions. There is concern about how mortgage and mortgage securities losses will be shared among borrowers, lenders, investors and taxpayers. All of these issues combine to form a healthy and sometimes emotional public debate about the government's financial market stabilization efforts and economic stimulation proposals.

SBT Bancorp, Inc. and its subsidiary, Simsbury Bank, have chosen to participate in two U.S. government agency programs created to enhance the capitalization and liquidity of the U.S. financial system. These programs are the U.S. Treasury Department's Capital Purchase Program and the FDIC's Temporary Liquidity Guarantee Program. The Capital Purchase Program has become quite controversial while the FDIC's program has not. The Capital Purchase Program offers banks the opportunity to access attractively priced capital to support lending activities and overall financial strength. However, due in large part to what we have learned about the culture of greed, many now view the entire Capital Purchase Program as a "bail out" of undeserving banks that created the current crisis. Yet, the purpose of the program was and remains to make capital available to healthy banks of all sizes to promote their ability to lend on a safe and sound basis.

Our decision to participate in the Capital Purchase Program was guided by a number of factors.

- We anticipate that the growth we have experienced during the past year will continue and the opportunity to access attractively priced capital to support that growth makes good sense for our customers and shareholders. We anticipate that many of our regional and national bank competitors will continue to be distracted by dealing with their problems related to the financial crisis. This will create an opportunity for us to serve more of the loan needs of our market.

- Although our capital ratios qualify us as "well capitalized" from a regulatory perspective, we believe that we are in a period of such economic uncertainty that it is prudent to maintain higher capital ratios. Both the Bush and Obama administrations, as well as most economists, characterize this financial market and economic crisis as the most severe since the Great Depression. We agree with this assessment. As such, past experience is a less reliable predictor of the timing of stabilization and improvement of the economy. Given this environment, we view the Capital Purchase Program as an excellent way to ensure that we maintain capital levels appropriate to the economic conditions.

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-    Finally, we believe that one of the most important lessons learned from this crisis is that the concentration of financial risk and power among just a handful of investment and commercial banks was a major contributor to the magnitude of this crisis. Clearly, there are economic forces that have driven the financial services industry consolidation during the past 30 years including economies of scale and technology. Consolidation, however, has also been fueled by a series of regulatory actions during the same time period including the deregulation of deposit rates, the opening of interstate banking, and the repeal of the Glass-Steagall Act. An unhealthy result of consolidation is that a relatively small number of institutions poorly managing enormous levels of risk were able to cause the systemic failure with which the government is coping. We believe that the regulatory response to this crisis should include steps to ensure a more diverse financial services industry in the future and thereby lower the systemic risk. We view the Capital Purchase Program's availability to healthy banks of all sizes as an excellent first step to a stronger more diverse financial system in the U.S.

As a community banking institution, we share the frustration with the ad hoc manner in which the government has addressed the financial market crisis and the disgust with the excesses of the Wall Street greed culture. However, we believe that the Capital Purchase Program is an important and necessary component of a multifaceted approach to stabilizing the nation's financial system and restoring the economy to growth.

Community banks like Simsbury Bank that did not participate in the excessive risk taking of the past several years are poised to take up the slack from regional and national banks hurt by their aggressive strategies. Simsbury Bank will use the capital from the Capital Purchase Program to make the kind of business and consumer loans that it has always made and to continue to provide safe and competitive deposit services and knowledgeable financial advice and investment services for retirement savings and other long term needs.

Simsbury Bank remains committed to continuing to serve the interests of our customers, shareholders, employees and communities and together we will weather this financial storm.

Should you have any further questions, please don't hesitate to contact me directly.

Sincerely,

Martin J. Geitz

President & Chief Executive Officer
860-651-2088


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                             ADDITIONAL INFORMATION

The Company filed a definitive proxy statement with the Securities and Exchange Commission on January 28, 2009 in connection with the special meeting of the Company's shareholders to be held on February 27, 2009. The Company's shareholders are strongly advised to read the definitive proxy statement carefully before making any voting decision because the definitive proxy statement contains important information. The Company's definitive proxy statement can be obtained free of charge at the Company's web site at http://www.simsburybank.com/aboutus-shareholders.php.